Exhibit 99.1

CONTACT:

Franklin Square Media Team

215-495-1174

media@franklinsquare.com

FOR IMMEDIATE RELEASE

FSIC Announces Final Results of its Tender Offer

PHILADELPHIA, June 4, 2014 – FS Investment Corporation (NYSE: FSIC) announced the final results of its modified “Dutch Auction” tender offer to purchase up to $250 million in shares of its common stock, which expired at 5:00 p.m., New York City Time, on May 28, 2014.

FSIC has accepted for purchase 23,255,813 shares of common stock at a purchase price of $10.75 per share, for an aggregate cost of approximately $250 million, excluding fees and expenses relating to the tender offer. The 23,255,813 shares of common stock accepted for purchase in the tender offer represent approximately 8.9% of FSIC’s issued and outstanding shares of common stock as of May 28, 2014.

Based on the final count by Computershare Trust Company, N.A., the depositary and paying agent for the tender offer, a total of 24,075,768 shares of FSIC’s common stock were properly tendered and not withdrawn at or below the purchase price of $10.75 per share.

Due to the oversubscription of the tender offer, based on the final count described above, FSIC has accepted for purchase on a pro rata basis approximately 96.6% of the shares that were tendered at prices of $10.75 per share or below.

Upon settlement of the tender offer, FSIC will have approximately 239,026,360 shares of common stock outstanding.

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of FSIC. Payment for the shares of common stock accepted for purchase under the tender offer, and return of all other shares of common stock tendered and not purchased, will occur promptly, in accordance with applicable law.

Questions and requests for assistance may be directed to Wells Fargo Securities, LLC, the Dealer Manager for the tender offer, at: (212) 214-6400 or (877) 450-7515 (Toll Free) (institutional stockholders) or Georgeson Inc., the Information Agent for the tender offer, at: (888) 566-3252 (Toll Free) (retail stockholders). In addition, stockholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at: www.fsinvestmentcorp.com or by contacting the Company at Cira Centre, 2929 Arch Street, Suite 675, Philadelphia, PA 19104 or by phone (877) 628-8575.

About FS Investment Corporation

FSIC (NYSE: FSIC) is a publicly traded business development company (“BDC”) focused on providing customized credit solutions to private middle market U.S. companies. FSIC seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for its investors. In connection with its debt investments, FSIC may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of Franklin Square Capital Partners (“Franklin Square”), and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners. GSO, with approximately $66 billion in assets under management as of March 31, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $11.0 billion in assets as of March 31, 2014. For more information, please visit www.franklinsquare.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSIC’s operations or the economy due generally to terrorism or natural disasters, future changes in laws or regulations and conditions in FSIC’s operating area, and the price at which shares of its common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSIC makes with the Securities and Exchange Commission. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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